Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201	President & Chief Executive Officer
www.pky.com	J. Mitchell Collins
(601) 948-4091	Chief Financial Officer

PARKWAY PROPERTIES, INC. REPORTS 2008 FOURTH QUARTER RESULTS

Highlights
•	Met GEAR UP Plan goal of $7.18 per diluted share cumulative adjusted FAD
•	Reports 2008 FFO of $3.67 per diluted share
•	Average same-store rent per square foot increases 1.9% to $22.24
•	Contracts to sell two non-strategic assets for gross proceeds of $15.5 million
•	Records non-cash impairment loss of $2.5 million on contracted asset sales and land valuation

JACKSON, MISSISSIPPI – February 9, 2009 – Parkway Properties, Inc. (NYSE:PKY) today announced results for its fourth quarter ended December 31, 2008.

Steven G. Rogers, President and Chief Executive Officer stated, "We are pleased to announce that we met the $7.18 cumulative adjusted funds available for distribution ("FAD") goal established three years ago for our GEAR UP Plan.  We accomplished many other qualitative goals of the plan, but achieving the financial goal of the plan in a tough economic environment is a testament to the dedication of our team.  We finished 2008 reporting funds from operations ("FFO") of $3.67 per diluted share for the full year. Included in our reported FFO were several unusual items that totaled a net reduction of $3.4 million, or $0.23 per diluted share. The unusual items include large lease termination fees, losses on extinguishment of debt, non-cash impairment losses, restricted stock expense related to the GEAR UP Plan, a non-cash purchase accounting adjustment and Hurricane Ike expenses. We have also signed contracts to sell two non-strategic assets for gross proceeds of $15.5 million, and we intend to use the net proceeds to pay down borrowings under our line of credit."

Consolidated Financial Results

•
FFO available to common shareholders totaled approximately $11.6 million, or $0.77 per diluted share, for the three months ended December 31, 2008, as compared to approximately $16.5 million, or $1.08 per diluted share, for the three months ended December 31, 2007. For the year ended December 31, 2008, FFO totaled $55.6 million, or $3.67 per diluted share, compared to $62.5 million, or $4.00 per diluted share for the year ended December 31, 2007.  Included in FFO per diluted share are the following amounts (in thousands, except average rent per square foot and average occupancy):

	Q4	Q4	YTD	YTD
Description	2008	2007	2008	2007

Unusual Items:
Non-cash purchase accounting adjustment	$-	$-	$(657)	$-
Loss on extinguishment of debt	$-	$-	$(2,153)	$(370)
Hurricane Ike expense	$263	$-	$(377)	$-
Non-cash impairment loss on real estate	$(2,542)	$-	$(2,542)	$-
GEAR UP restricted stock expense	$(1,395)	$-	$(1,395)	$-

Other Items of Note:
Lease termination fees (1)	$89	$796	$3,722	$1,412
Straight-line rent (1)	$918	$1,066	$1,896	$2,297
Amortization of above market rent (1)	$(49)	$(257)	$(586)	$(1,269)
Bad debt expense (1)	$(542)	$(359)	$(1,543)	$(526)

Portfolio Information:
Average rent per square foot (2)(3)	$22.53	$21.35	$22.16	$21.04
Average occupancy (2)(4)	90.4%	92.3%	90.8%	91.6%
Same-store average rent per square foot (2)(3)	$22.24	$21.82	$22.16	$21.62
Same-store average occupancy (2)(4)	90.4%	91.7%	90.6%	90.9%
Total office square feet under ownership (2)	13,539	12,999	13,539	12,999
Total office square feet under management (5)	15,351	14,719	15,351	14,719

(1)	These items include 100% of amounts from wholly-owned assets plus the Company’s allocable share of these items recognized from the assets held in consolidated joint ventures.
(2)	These items include total office square feet of wholly-owned assets, consolidated joint ventures and unconsolidated joint ventures.
(3)	Average rent per square foot is defined as the weighted average annual gross rental rate, including escalations for operating expenses, divided by occupied square feet.
(4)	Average occupancy is defined as average occupied square feet divided by average total rentable square feet.
(5)	Total office square feet under management includes wholly-owned assets, consolidated joint ventures, unconsolidated joint ventures and third-party management agreements at the end of the period.

•
FAD totaled approximately $4.4 million for the three months ended December 31, 2008, as compared to approximately $10.1 million for the three months ended December 31, 2007.  FAD totaled $32.3 million for the year ended December 31, 2008, as compared to $42.4 million for the year ended December 31, 2007.  FAD includes a $2.5 million non-cash impairment loss on real estate for the three months and year ended December 31, 2008.

•
The financial goal of the three-year GEAR UP Plan was the achievement of cumulative adjusted FAD of $7.18 per diluted share.  Parkway achieved an actual cumulative adjusted FAD for the plan of $7.20 per diluted share.  As a result of achieving this goal, the Company recorded approximately $1.4 million in restricted stock expense during the fourth quarter 2008.  This reflects the vesting of approximately 30,500 restricted shares, which were valued under generally accepted accounting principles (“GAAP”) as of the date of the stock grant at the beginning of the GEAR UP Plan.  At December 31, 2008, the value of these shares was $547,000.

•
Net loss available to common shareholders for the three months ended December 31, 2008, was $7.1 million, or $0.47 per diluted share, as compared to net loss available to common shareholders of $282,000, or $0.02 per diluted share, for the three months ended December 31, 2007.  Net income available to common shareholders for the year ended December 31, 2008, was $4.5 million, or $0.30 per diluted share as compared to $14.9 million, or $0.95 per diluted share, for the year ended December 31, 2007.  Net gains on the sale of real estate of approximately $22.6 million and $20.3 million were included in net income available to common shareholders for the years ended December 31, 2008 and 2007, respectively.

Asset Recycling

•
The Company has entered into contracts to sell two non-strategic office properties, with $325,000 in combined non-refundable deposits, on Lynnwood Plaza in Hampton Roads, Virginia, and Atrium at Stoneridge in Columbia, South Carolina.  Gross sales proceeds are estimated to be $15.5 million, and the net proceeds from the sales will be used to reduce borrowings under the Company’s line of credit.  In connection with the sale of Atrium at Stoneridge, the Company expects to seller finance a $5.4 million note receivable that will bear interest at 6.75% per annum on an interest-only basis through maturity in 2014.  In accordance with GAAP, non-cash impairment losses totaling $1.8 million associated with the two assets were recorded in the fourth quarter 2008.  The asset sales are subject to customary final closing requirements and due diligence documentation, and the Company expects that these sales will be completed in the first quarter 2009.

•
A non-cash impairment loss of $717,000 was recorded in the fourth quarter of 2008 in connection with the valuation of approximately 12 acres of land available for sale in New Orleans, Louisiana, based on a change in the estimated fair value of the land.

Operations and Leasing

•
The Company’s average rent per square foot increased 5.6% to $22.53 during the fourth quarter 2008 as compared to $21.35 for the fourth quarter 2007 and increased 5.3% to $22.16 for the year ended December 31, 2008, as compared to $21.04 for the year ended December 31, 2007.  On a same-store basis, the Company’s average rent per square foot increased 1.9% to $22.24 during the fourth quarter 2008 as compared to $21.82 during the fourth quarter 2007 and increased 2.5% to $22.16 during the year ended December 31, 2008, as compared to $21.62 during the year ended December 31, 2007.

•
The Company’s average occupancy for the fourth quarter 2008 was 90.4% as compared to 92.3% for the fourth quarter 2007 and was 90.8% for the year ended December 31, 2008, as compared to 91.6% for the year ended December 31, 2007.  This occupancy decline was primarily due to the sale of three assets during the third quarter of 2008, which had an average occupancy of 98.3%, and the purchase of three office investments for Fund I with Ohio PERS in the first quarter 2008, which had an average occupancy of 84.6%.  On a same-store basis, the Company’s average occupancy for the fourth quarter 2008 was 90.4% as compared to 91.7% for the fourth quarter 2007 and was 90.6% for the year ended December 31, 2008, as compared to 90.9% for the year ended December 31, 2007.

•
At January 1, 2009, the Company’s office portfolio occupancy was 90.1% as compared to 90.4% at October 1, 2008, and 92.0% at January 1, 2008.  Not included in the January 1, 2009, occupancy rate are 16 signed leases totaling 93,000 square feet, which commence in the first and second quarters of 2009.  Including these leases, the Company’s portfolio occupancy was 90.8% leased at January 16, 2009.

•
Parkway’s customer retention rate was 67.7% for the quarter ending December 31, 2008, as compared to 66.7% for the quarter ending September 30, 2008, and 77.2% for the quarter ending December 31, 2007.  Customer retention for the year ended December 31, 2008 and 2007 was 70.7% and 72.0%, respectively.

•
During the fourth quarter 2008, 60 leases were renewed or expanded on 418,000 rentable square feet at an average rent per square foot of $22.09, representing a 6.6% increase, and at a cost of $2.19 per square foot of the lease term in annual leasing costs.  During the year ending December 31, 2008, 307 leases were renewed or expanded on 2.0 million rentable square feet at an average rent per square foot of $21.78, representing a 5.0% increase and at a cost of $2.35 per square foot per year of the lease term in annual leasing costs.

•
During the fourth quarter 2008, 34 new leases were signed on 94,000 rentable square feet at an average rent per square foot of $20.99 and at a cost of $5.32 per square foot of the lease term in annual leasing costs.  During the year ended December 31, 2008, 145 new leases were signed on 466,000 rentable square feet at an average rent per square foot of $21.66 and at an average cost of $4.28 per square foot per year of the lease term in annual leasing costs.

•
On a same-store basis, the Company’s share of net operating income (“NOI”) decreased $664,000 or 2.4% for the fourth quarter 2008 as compared to the same period of the prior year on a GAAP basis.  On a cash basis, the Company’s share of same-store NOI decreased $594,000 or 2.2% for the fourth quarter 2008 as compared to the same period of the prior year.  The decrease in same-store NOI is primarily attributable to a decrease in lease termination fees of $727,000 in the fourth quarter 2008 as compared to the fourth quarter 2007.  The Company’s share of same-store NOI for the year ended December 31, 2008, increased $545,000 or 0.5% compared to the same period of 2007 on a GAAP basis and $807,000 or 0.8% on a cash basis.

Capital Structure

•
On December 31, 2008, the Company owed $185.9 million related to its $311.0 million line of credit.  The Company is in compliance with all covenants under its line of credit. The Company has $21.8 million in debt maturities in 2009 related to three assets in Houston, Texas that are currently 96.7% leased.

•
The Pinnacle development in Jackson, Mississippi, opened on December 8, 2008, at a total cost of approximately $50.4 million, which includes the value of the adjacent parking facility.  The development consists of an 189,000 net rentable square foot Class-A office building and the 1,734 space parking facility that is leased from the City of Jackson for a period of 90 years.  The property is secured by $29.5 million in combined debt at a fixed interest rate of 5.35% per annum.  The building is currently 82% leased with approximately 20,000 square feet of remaining lease up to achieve a stabilized occupancy rate.  At stabilized occupancy, the property produces a capitalization rate of approximately 7.4%.

•
On December 23, 2008, the Company renewed and extended its $15.0 million line of credit with PNC Bank.  The $15.0 million line is unsecured and now matures in April 2011.  The $15.0 million line has a current interest rate equal to the 30-day LIBOR rate plus 200 basis points.  The Company paid an up-front fee of $52,500 and will pay fees on the unused portion of the line of 25 basis points.

•
The Company's previously announced cash dividend of $0.325 per share for the quarter ended December 31, 2008, represents a payout of approximately 42.1% of FFO per diluted share for the quarter. Cash dividends of $2.275 per share for the year ended December 31, 2008, represents a payout of approximately 62.0% for the year.  The fourth quarter dividend was paid on December 24, 2008. The dividend was the ninetieth (90th) consecutive quarterly distribution to Parkway’s shareholders of Common Stock, representing an annualized dividend rate of $1.30 per share and a yield of 7.9% based on the closing stock price on February 6, 2009.

•
At December 31, 2008, the Company’s debt-to-total market capitalization ratio was 71.9% based on a stock price of $18.00 per share as compared to 56.7% at September 30, 2008, based on a stock price of $37.86 per share and 56.8% at December 31, 2007, based on a stock price of $36.98 per share.

FOCUS

On January 1, 2009, the Company initiated an operating plan that is referred to as the FOCUS Plan. The FOCUS Plan is our strategy to concentrate on the key drivers of profitability and the key elements of balance sheet stability during the four year period 2009-2012 with our FOCUS on delivering superior returns to our stakeholders. The Company anticipates announcing the financial goals and details on modeling assumptions at a later date.

Outlook for 2009

The Company is reiterating its 2009 FFO outlook of $3.50 to $3.85 per diluted share.  The reconciliation of forecasted earnings per diluted share (“EPS”) to forecasted FFO per diluted share is as follows:

Outlook for 2009	Range
Fully diluted EPS	($0.75-$0.40)
Plus: Real estate depreciation and amortization	$5.36-$5.36
Plus: Depreciation on unconsolidated joint ventures	$0.05-$0.05
Less: Minority interest depreciation and amortization	($1.16-$1.16)

FFO per diluted share	$3.50 - $3.85

The 2009 earnings outlook was based on an original earnings outlook issued on December 11, 2008.  Below please find the major assumptions to the Company’s 2009 earnings outlook.

2009 Earnings Outlook Assumptions

•	An average annual occupancy range of 88.5% to 89.5%.

•	An average rental rate per square foot of $21.85 to $22.85.

•	Recurring same-store net operating income decrease of (2.0%) to 0.0% on a GAAP basis. On a recurring cash basis, annual same-store net operating income is expected to decline by (3.5%) to (1.5%).

•	Net general and administrative expenses are expected to be in the range of $6.8 to $7.2 million.

•
The Company is estimating its proportionate share of average outstanding long-term debt to be $835.0 million to $840.0 million, versus $863.0 million in 2008.  The average interest rate on total debt is estimated to average from 5.4% to 5.6%.

•
The Company is estimating total capital spending for building improvements, tenant improvements and leasing commissions in the range of $20.0 million to $25.0 million, as compared to $24.0 million in 2008.

•	No investments for the discretionary fund with the Teacher Retirement System of Texas or sales or joint ventures of existing properties are included in the earnings outlook.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 67 office properties located in 11 states with an aggregate of approximately 13.5 million square feet of leasable space as of February 9, 2009. Included in the portfolio are 21 properties totaling 3.8 million square feet that are owned jointly with other investors, representing 28% of the portfolio. Fee-based real estate services are offered through the Company's wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.3 million square feet for third-party owners as of February 9, 2009.

Additional Information

The Company will conduct a conference call to discuss the results of its fourth quarter operations on Tuesday, February 10, 2009, at 11:00 a.m. Eastern Time. The number for the conference call is 888-208-1507. A taped replay of the call can be accessed 24 hours a day through February 19, 2009, by dialing 888-203-1112 and using the pass code of 9007274. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com.  A copy of the Company's 2008 fourth quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "4Q Call" icon.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's fourth quarter 2008 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, believe, forecast, intends or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31	December 31
	2008	2007
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,737,549	$1,551,707
Real estate development	609	14,686
Accumulated depreciation	(282,919)	(251,791)
	1,455,239	1,314,602

Land available for sale	750	1,467
Mortgage loan	7,519	7,001
Investment in unconsolidated joint ventures	11,057	11,236
	1,474,565	1,334,306

Rents receivable and other assets	118,512	119,457
Intangible assets, net	79,460	70,719
Cash and cash equivalents	15,318	11,312
	$1,687,855	$1,535,794

Liabilities
Notes payable to banks	$185,940	$212,349
Mortgage notes payable	869,581	714,501
Accounts payable and other liabilities	98,862	88,496
	1,154,383	1,015,346

Minority Interest
Minority Interest - unit holders	32	34
Minority Interest - real estate partnerships	127,192	80,506
	127,224	80,540

Stockholders' Equity
8.00% Series D Preferred stock, $.001 par value,
2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized,
15,253,396 and 15,223,350 shares issued and outstanding
in 2008 and 2007, respectively	15	15
Common stock held in trust, at cost, 85,300 and 104,500
shares in 2008 and 2007, respectively	(2,895)	(3,540)
Additional paid-in capital	428,367	425,221
Accumulated other comprehensive loss	(7,728)	(358)
Accumulated deficit	(69,487)	(39,406)
	406,248	439,908
	$1,687,855	$1,535,794

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	December 31
	2008	2007
	(Unaudited)

Revenues
Income from office and parking properties	$65,331	$59,843
Management company income	580	409
Total revenues	65,911	60,252

Expenses
Property operating expense	30,461	27,269
Depreciation and amortization	25,057	18,657
Management company expenses	594	301
General and administrative	3,282	1,493
Total expenses	59,394	47,720

Operating income	6,517	12,532

Other income and expenses
Interest and other income	313	220
Equity in earnings of unconsolidated joint ventures	92	226
Impairment loss on real estate	(2,542)	-
Interest expense	(14,472)	(13,204)

Loss before minority interest and discontinued operations	(10,092)	(226)
Minority interest - unit holders	(1)	-
Minority interest - real estate partnerships	4,235	599
Income (loss) from continuing operations	(5,858)	373
Discontinued operations:
Income (loss) from discontinued operations	(35)	545
Total discontinued operations	(35)	545

Net income (loss)	(5,893)	918
Dividends on preferred stock	(1,200)	(1,200)
Net loss available to common stockholders	$(7,093)	$(282)

Net loss per common share:
Basic:
Loss from continuing operations	$(0.47)	$(0.06)
Discontinued operations	(0.00)	0.04
Net loss	$(0.47)	$(0.02)
Diluted:
Loss from continuing operations	$(0.47)	$(0.06)
Discontinued operations	(0.00)	0.04
Net loss	$(0.47)	$(0.02)

Dividends per common share	$0.325	$0.65

Weighted average shares outstanding:
Basic	15,033	15,138
Diluted	15,033	15,138

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended
	December 31
	2008	2007
	(Unaudited)

Revenues
Income from office and parking properties	$263,475	$233,304
Management company income	1,936	1,605
Total revenues	265,411	234,909

Expenses
Property operating expense	126,169	107,990
Depreciation and amortization	91,716	74,379
Management company expenses	1,947	1,188
General and administrative	9,725	6,602
Total expenses	229,557	190,159

Operating income	35,854	44,750

Other income and expenses
Interest and other income	1,333	528
Equity in earnings of unconsolidated joint ventures	894	1,008
Gain on sale of real estate and other assets	-	20,307
Impairment loss on real estate	(2,542)	-
Interest expense	(59,426)	(52,546)

Income (loss) before minority interest and discontinued operations	(23,887)	14,047
Minority interest - unit holders	(1)	(2)
Minority interest - real estate partnerships	11,369	3,174
Income (loss) from continuing operations	(12,519)	17,219
Discontinued operations:
Income (loss) from discontinued operations	(795)	2,473
Gain on sale of real estate from discontinued operations	22,588	-
Total discontinued operations	21,793	2,473

Net income	9,274	19,692
Dividends on preferred stock	(4,800)	(4,800)
Net income available to common stockholders	$4,474	$14,892

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(1.15)	$0.80
Discontinued operations	1.45	0.16
Net income	$0.30	$0.96
Diluted:
Income (loss) from continuing operations	$(1.14)	$0.79
Discontinued operations	1.44	0.16
Net income	$0.30	$0.95

Dividends per common share	$2.275	$2.60

Weighted average shares outstanding:
Basic	15,023	15,482
Diluted	15,131	15,648

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2008 AND 2007
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income (Loss)	$(5,893)	$918	$9,274	$19,692

Adjustments to Net Income (Loss):
Preferred Dividends	(1,200)	(1,200)	(4,800)	(4,800)
Depreciation and Amortization	25,057	18,657	91,716	74,379
Depreciation and Amortization - Discontinued Operations	-	844	1,873	3,196
Minority Interest Depreciation and Amortization	(6,525)	(2,940)	(20,644)	(10,414)
Adjustments for Unconsolidated Joint Ventures	195	241	750	732
Minority Interest - Unit Holders	1	-	1	2
Gain on Sale of Real Estate	-	-	(22,588)	(20,260)
Funds From Operations Available to Common Shareholders (1)	$11,635	$16,520	$55,582	$62,527

Funds Available for Distribution
Funds From Operations Available to Common Shareholders	$11,635	$16,520	$55,582	$62,527
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(38)	(200)	(335)	(547)
Adjustments for Minority Interest in Real Estate Partnerships	442	390	2,495	1,456
Straight-line Rents	(1,147)	(1,192)	(3,837)	(3,186)
Straight-line Rents - Discontinued Operations	-	(5)	61	(46)
Amortization of Above/Below Market Leases	(153)	34	45	788
Amortization of Share Based Compensation	895	407	2,276	1,521
Capital Expenditures:
Building Improvements	(985)	(1,839)	(4,043)	(6,663)
Tenant Improvements - New Leases	(1,737)	(862)	(5,958)	(3,172)
Tenant Improvements - Renewal Leases	(2,518)	(1,081)	(8,103)	(5,446)
Leasing Costs - New Leases	(948)	(210)	(2,713)	(1,094)
Leasing Costs - Renewal Leases	(1,086)	(1,850)	(3,161)	(3,758)
Funds Available for Distribution (1)	$4,360	$10,112	$32,309	$42,380

Diluted Per Common Share/Unit Information (**)
FFO per share	$0.77	$1.08	$3.67	$4.00
Dividends paid	$0.325	$0.65	$2.275	$2.60
Dividend payout ratio for FFO	42.13%	60.10%	61.94%	65.07%
Weighted average shares/units outstanding	15,083	15,274	15,132	15,649

Other Supplemental Information
Upgrades on Acquisitions	$4,401	$5,172	$16,676	$26,824
Gain (Loss) on Non Depreciable Assets and Impairment Losses	$(2,542)	$-	$(2,542)	$47

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	15,034	15,139	15,024	15,483
Dilutive Effect of Other Share Equivalents	49	135	108	166

(1)       Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition.  FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

       There is not a standard definition established for FAD.  Therefore, our measure of FAD may not be comparable to FAD reported by other REITs.  We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases and straight line rent adjustments, and reduced by non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs.  Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2008 AND 2007
(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income (Loss)	$(5,893)	$918	$9,274	$19,692

Adjustments to Net Income (Loss):
Interest Expense	13,969	13,285	58,616	52,527
Amortization of Financing Costs	503	304	1,825	1,202
Prepayment Expense - Early Extinguishment of Debt	-	-	2,153	370
Depreciation and Amortization	25,057	19,501	93,589	77,575
Amortization of Share Based Compensation	895	407	2,276	1,521
Gain on Real Estate and Non Depreciable Assets	2,542	-	(20,046)	(20,307)
Tax Expense	-	(156)	2	(27)
EBITDA Adjustments - Unconsolidated Joint Ventures	325	373	1,270	1,255
EBITDA Adjustments - Minority Interest in Real Estate Partnerships	(9,683)	(4,690)	(32,750)	(16,709)
EBITDA (1)	$27,715	$29,942	$116,209	$117,099

Interest Coverage Ratio:
EBITDA	$27,715	$29,942	$116,209	$117,099

Interest Expense:
Interest Expense	$13,969	$13,285	$58,616	$52,527
Capitalized Interest	235	127	836	242
Interest Expense - Unconsolidated Joint Ventures	127	130	509	513
Interest Expense - Minority Interest in Real Estate Partnerships	(3,087)	(1,705)	(11,837)	(6,133)
Total Interest Expense	$11,244	$11,837	$48,124	$47,149

Interest Coverage Ratio	2.46	2.53	2.41	2.48

Fixed Charge Coverage Ratio:
EBITDA	$27,715	$29,942	$116,209	$117,099

Fixed Charges:
Interest Expense	$11,244	$11,837	$48,124	$47,149
Preferred Dividends	1,200	1,200	4,800	4,800
Principal Payments (Excluding Early Extinguishment of Debt)	3,159	3,810	13,640	15,580
Principal Payments - Unconsolidated Joint Ventures	14	13	54	50
Principal Payments - Minority Interest in Real Estate Partnerships	(87)	(84)	(337)	(313)
Total Fixed Charges	$15,530	$16,776	$66,281	$67,266

Fixed Charge Coverage Ratio	1.78	1.78	1.75	1.74

Modified Fixed Charge Coverage Ratio:
EBITDA	$27,715	$29,942	$116,209	$117,099

Modified Fixed Charges:
Interest Expense	$11,244	$11,837	$48,124	$47,149
Preferred Dividends	1,200	1,200	4,800	4,800
Total Modified Fixed Charges	$12,444	$13,037	$52,924	$51,949

Modified Fixed Charge Coverage Ratio	2.23	2.30	2.20	2.25

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$27,715	$29,942	$116,209	$117,099
Amortization of Above Market Leases	(153)	34	45	788
Amortization of Mortgage Loan Discount	(138)	(71)	(518)	(71)
Operating Distributions from Unconsolidated Joint Ventures	187	134	1,042	1,036
Interest Expense	(13,969)	(13,285)	(58,616)	(52,527)
Prepayment Expense - Early Extinguishment of Debt	-	-	(2,153)	(370)
Tax Expense	-	156	(2)	27
Change in Deferred Leasing Costs	(2,211)	(2,638)	(8,738)	(7,080)
Change in Receivables and Other Assets	(3,833)	1,624	(274)	(5,736)
Change in Accounts Payable and Other Liabilities	(4,061)	2,742	(2,165)	11,491
Adjustments for Minority Interests	5,449	4,091	21,382	13,537
Adjustments for Unconsolidated Joint Ventures	(417)	(599)	(2,164)	(2,263)
Cash Flows Provided by Operating Activities	$8,569	$22,130	$64,048	$75,931

(1)  Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses.  EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do.  EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(In thousands, except number of properties data)

					Average
	Number of	Percentage	Net Operating Income		Occupancy
	Properties	of Portfolio (1)	2008	2007	2008	2007

Same-store properties (2):
Wholly-owned	46	75.24%	$26,235	$26,399	90.4%	91.3%
Parkway Properties Office Fund LP	10	13.18%	4,597	5,585	90.8%	94.1%
Other consolidated joint venture	1	0.84%	292	630	88.2%	87.6%
Total same-store properties	57	89.26%	31,124	32,614	90.4%	91.7%
2008 acquisitions	3	10.62%	3,703	-	84.7%	N/A
Office property development	1	0.02%	6	(10)	N/A	N/A
Assets sold	-	0.10%	37	(30)	N/A	N/A
Net operating income from
office and parking properties	61	100.00%	$34,870	$32,574

(1)  Percentage of portfolio based on 2008 net operating income.

(2)  Parkway defines Same-Store Properties as those properties that were owned for the entire three-month periods ended December 31, 2008 and 2007 and excludes properties classified as discontinued operations.  Same-Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same-Store Properties.  SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do.  SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets.  The following table is a reconciliation of net income to SSNOI:

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Net income (loss)	$(5,893)	$918	$9,274	$19,692
Add (deduct):
Interest expense	14,472	13,204	59,426	52,546
Depreciation and amortization	25,057	18,657	91,716	74,379
Management company expenses	594	301	1,947	1,188
General and administrative expenses	3,282	1,493	9,725	6,602
Equity in earnings of unconsolidated joint ventures	(92)	(226)	(894)	(1,008)
Gain on sale of real estate and other assets	-	-	-	(20,307)
Impairment loss on real estate	2,542	-	2,542	-
Minority interest - unit holders	1	-	1	2
Minority interest - real estate partnerships	(4,235)	(599)	(11,369)	(3,174)
(Income) loss from discontinued operations	35	(545)	795	(2,473)
Gain on sale of real estate from discontinued operations	-	-	(22,588)	-
Management company income	(580)	(409)	(1,936)	(1,605)
Interest and other income	(313)	(220)	(1,333)	(528)
Net operating income from office and parking properties	34,870	32,574	137,306	125,314
Less: Net operating (income) loss from non same-store properties	(3,746)	40	(14,671)	(2,113)
Same-store net operating income	$31,124	$32,614	$122,635	$123,201